UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 240.14a-12
WINTHROP RESIDENTIAL ASSOCIATES II, A LIMITED PARTNERSHIP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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        Pursuant to that certain Statement Furnished in Connection with Solicitation of Consents (the "Consent Solicitation"), Winthrop Residential Associates II, A Limited Partnership (the "Partnership"), through its managing general partner One Winthrop Properties, Inc. ("One Winthrop"), and Equity Resources Investments, LLC ("ERI") are jointly soliciting the consent of limited partners of the Partnership (the "Limited Partners") to a single proposal that, if adopted, would result in the adoption of an Agreement and Plan of Merger (the "Merger Agreement"), dated October 21, 2004, by and among ERI/RES II LLC ("Parent"), ERI/RES Merger Sub Limited Partnership, a direct wholly owned subsidiary of Parent ("Merger Subsidiary"), the Partnership, One Winthrop, Linnaeus-Hawthorne Associates Limited Partnership and ERI/RES II GP LLC, as such Merger Agreement may be amended from time to time, pursuant to which the Partnership and Merger Subsidiary will merge, with the Partnership being the surviving entity and with affiliates of ERI owning in excess of 99% of the Partnership.

        In connection with the Consent Solicitation, Krupp Funds Group, an outside solicitation firm retained by ERI (at its sole cost and expense), intends to distribute a notice to each Limited Partner regarding the Consent Solicitation and the transactions contemplated by the Merger Agreement. Attached hereto as Exhibit 99.1 is the text of such notice.